Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

QUIKSILVER, INC.

QS WHOLESALE, INC.

and

EXTREME HOLDINGS, INC.

dated as of

October 22, 2013

ARTICLE I PURCHASE AND SALE		1

1.1.	Purchase and Sale	1
1.2.	Purchase Price	1
1.3.	Transactions to be Effected at the Closing.	1
1.4.	Purchase Price Adjustment.	2
1.5.	Closing	5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF QUIKSILVER		5
2.1.	Organization and Authority of Quiksilver and Seller	5
2.2.	Organization, Authority and Qualification of the Company	6
2.3.	Capitalization.	6
2.4.	No Subsidiaries	6
2.5.	No Conflicts; Consents	6
2.6.	Financial Statements	7
2.7.	No Undisclosed Liabilities; Debt.	7
2.8.	Absence of Certain Changes, Events and Conditions	7
2.9.	Material Contracts.	9
2.10.	Title to Assets; Real Property.	11
2.11.	Intellectual Property.	12
2.12.	Inventory	13
2.13.	Accounts Receivable	14
2.14.	Books and Records	14
2.15.	Insurance	14
2.16.	Legal Proceedings; Governmental Orders.	14
2.17.	Compliance With Laws; Permits.	15
2.18.	Environmental Matters.	15
2.19.	Employee Benefit Matters.	16
2.20.	Employment Matters.	17
2.21.	Taxes.	18
2.22.	Customers and Suppliers	19
2.23.	Related Party Transactions	19
2.24.	Brokers	19
2.25.	No Other Representations and Warranties	20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		20
3.1.	Organization and Authority of Buyer	20
3.2.	No Conflicts; Consents	20
3.3.	Investment Purpose	21
3.4.	Brokers	21
3.5.	Sufficiency of Funds	21
3.6.	Legal Proceedings	21
3.7.	Independent Investigation	21

ARTICLE IV COVENANTS		22
4.1.	Conduct of Business Prior to the Closing	22
4.2.	Access to Information	22
4.3.	Supplement to Disclosure Schedules	23

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4.4.	Notice of Certain Events.	23
4.5.	Employees; Benefit Plans.	24
4.6.	[Intentionally Omitted]	24
4.7.	Confidentiality.	24
4.8.	Governmental Approvals and Other Third-Party Consents.	25
4.9.	Books and Records.	26
4.10.	Closing Conditions	26
4.11.	Public Announcements	27
4.12.	Further Assurances	27
4.13.	Seller Release.	27
4.14.	Intercompany Arrangements	27
4.15.	Excluded Insurance Policies.	28
4.16.	Assistance with Buyer’s Financing	28
4.17.	No Solicitation of Other Bids	28
4.18.	Non-Solicitation	29
4.19.	Deferred Change of Control Payments	29
4.20.	Sponsorship Agreement	29

ARTICLE V TAX MATTERS		29
5.1.	Quiksilver’s Consolidated Income Tax Returns	29
5.2.	Other Returns	30
5.3.	Amended Returns	30
5.4.	Tax Proceedings	30
5.5.	Cooperation on Tax Matters	31
5.6.	Tax Sharing Agreements	31
5.7.	Transfer Taxes	31
5.8.	338(h)(10) Election.	31
5.9.	FIRPTA Certificate	32

ARTICLE VI CONDITIONS TO CLOSING		33
6.1.	Conditions to Obligations of All Parties	33
6.2.	Conditions to Obligations of Buyer	33
6.3.	Conditions to Obligations of Quiksilver and Seller	35

ARTICLE VII INDEMNIFICATION		36
7.1.	Survival	36
7.2.	Indemnification By Seller	37
7.3.	Indemnification By Buyer	37
7.4.	Certain Limitations	37
7.5.	Indemnification Procedures.	38
7.6.	Tax Treatment of Indemnification Payments	41
7.7.	Exclusive Remedies	41
7.8.	No Circular Recovery	42
7.9.	Article VII Remedies Cumulative	42

ARTICLE VIII TERMINATION		42
8.1.	Termination	42

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8.2.	Effect of Termination	43

ARTICLE IX MISCELLANEOUS		43
9.1.	Expenses	43
9.2.	Notices	43
9.3.	Interpretation	44
9.4.	Headings	44
9.5.	Severability	44
9.6.	Entire Agreement	45
9.7.	Successors and Assigns	45
9.8.	No Third-Party Beneficiaries	45
9.9.	Amendment and Modification; Waiver	45
9.10.	Governing Law; Submission to Jurisdiction.	46
9.11.	Specific Performance	46
9.12.	Disclosure Schedules	46
9.13.	Counterparts	46

LIST OF SCHEDULES
Schedule I	Sample Closing Working Capital Schedule
Schedule 2.3	Capitalization
Schedule 2.5	No Conflicts; Consents
Schedule 2.7(b)	Debt
Schedule 2.8	Absence of Certain Changes, Events and Conditions
Schedule 2.9	Material Contracts
Schedule 2.10	Title to Assets; Real Property
Schedule 2.11	Intellectual Property
Schedule 2.15	Insurance
Schedule 2.16	Legal Proceedings; Governmental Orders
Schedule 2.17	Compliance With Laws; Permits
Schedule 2.18	Environmental Matters
Schedule 2.19(a)	Employee Benefit Matters
Schedule 2.20	Employment Matters
Schedule 2.21	Taxes
Schedule 2.22	Customers and Suppliers
Schedule 2.23	Related Party Transactions

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Roxy License
Exhibit C	Transition Services Agreement

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”), dated as of October 22, 2013, is entered into by and among Quiksilver, Inc., a Delaware corporation (“Quiksilver”), QS Wholesale, Inc., a California corporation (“Seller”) and Extreme Holdings, Inc., a Delaware corporation (“Buyer”). For purposes of this Agreement, the terms set forth in Exhibit A shall have the meanings specified therein.

RECITALS

A. Seller owns all of the issued and outstanding shares of common stock, no par value (the “Shares”), of Mervin Manufacturing, Inc., a California corporation (the “Company”), and Quiksilver owns all of the issued and outstanding shares of common stock of Seller.

B. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, free and clear of all Encumbrances, the Shares for the consideration specified in Section 1.2.

1.2. Purchase Price. The aggregate purchase price for the Shares will be $51,500,000 (the “Purchase Price”), as it may be adjusted pursuant to Section 1.4.

1.3. Transactions to be Effected at the Closing.

(a) Buyer Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered at the Closing the following:

(i) to Seller, or Quiksilver on behalf of Seller, (x) by wire transfer of immediately available funds to an account for the benefit of Seller designated in writing by Quiksilver to Buyer no later than two (2) Business Days prior to the Closing Date an amount equal to the Purchase Price (as adjusted by the Closing Adjustment provided for in Section 1.4(a)) less the aggregate amount of unpaid Transaction Expenses other than Transaction Expenses included as liabilities on the face of the Closing Working Capital Statement, as finally determined pursuant to Section 1.4 hereof, if any; and (y) the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by Buyer to Quiksilver, Seller or others at or prior to the Closing pursuant to Section 6.1 and Section 6.3 and any other provisions of this Agreement; and

(ii) to each of the Transaction Expense Payees designated in the Unpaid Transaction Expenses Certificate delivered pursuant to Section 6.2(j), an amount equal to such Transaction Expense Payee’s portion of the Unpaid Transaction Expenses referenced in such certificate by wire transfers of immediately available funds in accordance with the wiring instructions set forth in such certificate.

Buyer will be entitled to deduct and withhold from any amounts payable under this Agreement any withholding Taxes or other amounts required under the Code or any applicable Tax Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) Quiksilver and Seller Closing Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, Quiksilver and Seller shall deliver or cause to be delivered at the Closing, with respect to all Shares to be purchased and sold by Seller hereunder, certificates representing all of such Shares, duly endorsed (or accompanied by duly executed transfer powers) and in proper form for transfer to Buyer, and with all required tax transfer stamps attached; and (ii) the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by Quiksilver and Seller to Buyer or others at or prior to the Closing pursuant to Section 6.1 and Section 6.2 and any other provisions of this Agreement.

1.4. Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three (3) Business Days before the Closing, Quiksilver shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, valuation and estimation methodologies that were used in the preparation of the Sample Closing Working Capital Schedule (the “Working Capital Standard”). Quiksilver’s good faith calculation of Estimated Closing Working Capital contained in the Estimated Closing Working Capital Statement will be made available for the review of Buyer and, if Buyer or its Representatives identify any material errors or gross inaccuracies in connection with their review of the Estimated Closing Working Capital Statement, Buyer will within two (2) Business Days of receipt of the Estimated Closing Working Capital Statement notify Quiksilver of such material errors or gross inaccuracies and Quiksilver will cooperate in good faith to address any such errors or gross inaccuracies. Following the delivery of the

Estimated Closing Working Capital Statement, Buyer and Buyer’s accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Quiksilver and/or Quiksilver’s accountants to the extent that they relate to the Estimated Closing Working Capital Statement and to such historical financial information (to the extent in Quiksilver’s or the Company’s possession) relating to the Estimated Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Estimated Closing Working Capital Statement, provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company. For the avoidance of doubt, any failure of Buyer to notify Quiksilver of any error or inaccuracy in the Estimated Closing Working Capital Statement pursuant to this Section 1.4(a) shall not prejudice Buyer’s rights under Section 1.4(b) and Section 1.4(c) hereof.

(ii) The “Closing Adjustment” will be an amount equal to the Estimated Closing Working Capital minus $19,009,596 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Purchase Price will be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price will be reduced by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Quiksilver a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with the Working Capital Standard.

(ii) The post-closing adjustment will be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller, or Quiksilver on behalf of Seller, an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller, or Quiksilver on behalf of Seller, shall pay or cause to be paid to Buyer an amount equal to the Post-Closing Adjustment.

(c) Examination and Review.

(i) After receipt of the Closing Working Capital Statement, Quiksilver will have 90 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Quiksilver and Quiksilver’s accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s or the Company’s possession) relating to the Closing Working Capital Statement as Quiksilver may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) On or prior to the last day of the Review Period, Quiksilver may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Quiksilver’s objections, indicating the disputed items or amounts and the basis for Quiksilver’s disagreement therewith (the “Statement of Objections”). If Quiksilver fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Quiksilver. If Quiksilver delivers the Statement of Objections before the expiration of the Review Period, Buyer and Quiksilver shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Quiksilver, shall be final and binding. Any item or amount contained in the Closing Working Capital Statement to which no dispute is raised in the Statement of Objections will be final, conclusive and binding on the parties.

(iii) If Quiksilver and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants, other than Quiksilver’s accountants or Buyer’s accountants, appointed by mutual agreement of Buyer and Quiksilver (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Quiksilver shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Quiksilver’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Quiksilver’s determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Quiksilver is not required to pay hereunder.

(v) The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Quiksilver, as the case may be.

(d) Any payments made pursuant to this Section 1.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(e) Example Computation. Attached as Schedule I to this Agreement is an example of the computation of Closing Working Capital made in accordance with this Agreement and in accordance with the Working Capital Standard assuming for purposes of such example a Closing had occurred with a Closing Date as of September 30, 2013 (the “Sample Closing Working Capital Schedule”).

1.5. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, no later than the later of (i) two Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) and (ii) twelve (12) Business Days following the date hereof (but subject to the satisfaction or waiver of the conditions to Closing set forth in Article VI at such time), at the offices of O’Neil LLP, 19900 MacArthur Blvd., Suite 1050, Irvine, CA 92612, or at such other time or on such other date or at such other place as Quiksilver and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF QUIKSILVER

Except as set forth in the Disclosure Schedules (which list exceptions to the following representations and warranties and also contain matters required to be disclosed pursuant to this Article II, each of which corresponds to the numbered sections contained in this Article II), Quiksilver represents and warrants to Buyer that the statements contained in this Article II are true and correct:

2.1. Organization and Authority of Quiksilver and Seller. Each of Quiksilver and Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Each of Quiksilver and Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Quiksilver and Seller of this Agreement, the performance by Quiksilver and Seller of their obligations hereunder and the consummation by Quiksilver and Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Quiksilver and Seller. This Agreement has been duly executed and delivered by Quiksilver and Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Quiksilver and Seller, enforceable against Quiksilver and Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.2. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The execution and delivery by the Company of all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company.

2.3. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000 shares of common stock, no par value (“Common Stock”), of which 10,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 2.3 of the Disclosure Schedules.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Quiksilver, Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

2.4. No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

2.5. No Conflicts; Consents. The execution, delivery and performance by Quiksilver and Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the existing certificate or articles of incorporation, as applicable, or bylaws of Quiksilver, Seller or the Company; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Quiksilver, Seller or the Company; or (c) except as set forth in Section 2.5 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Quiksilver, Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

2.6. Financial Statements. Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at October 31 in each of the years 2011 and 2012 and the related statements of income and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at July 31, 2013 and the related statements of income and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not have a material adverse effect on the financial condition, results of operations and/or cash flows reported in the Interim Financial Statements), and the absence of notes. The Financial Statements fairly present the financial condition of the Company in all material respects as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, all in accordance with GAAP. The balance sheet of the Company as of October 31, 2012 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of July 31, 2013 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

2.7. No Undisclosed Liabilities; Debt.

(a) The Company has no Liabilities, except: (i) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date and which are not material in amount.

(b) The Company has no Liabilities in respect of Debt except as set forth on Section 2.7(b) of the Disclosure Schedules. For each item of Debt, Section 2.7(b) of the Disclosure Schedules correctly sets forth the debtor, the Contracts governing the Debt, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Debt (and all Contracts governing all related Encumbrances).

2.8. Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 2.8 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) amendment of the charter, bylaws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company (including with respect to reserves), except as required by GAAP or applicable Law, or in any material pricing policies, any failure to pay any creditor any material amount owed to such creditor when due or grant of any extensions of credit other than in the ordinary course;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $10,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h) sale or other disposition of, any of the assets shown or reflected on the Interim Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $10,000;

(i) repayment, prepayment or other discharge or satisfaction of any Debt or other material Liabilities, other than in the ordinary course of business, or waived, cancelled or assigned any claims or rights of substantial value other than in the ordinary course of business;

(j) capital expenditures that are in the aggregate in excess of $500,000;

(k) settlement, agreement to settle, waiver or other compromise related to any pending or threatened Actions (i) involving potential payments by or to the Company of more than $100,000 in aggregate, or (ii) that admit liability or consent to non-monetary relief;

(l) change or revocation of any material Tax election; election or change in any method of accounting for Tax purposes; settlement of any Action in respect of material Taxes; or any contract in respect of Taxes with any Governmental Authority;

(m) increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(n) adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Company by more than ten percent (10%) of its existing annual obligations to such plans;

(o) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by advance or capital contribution, or by any other manner, any business or any Person or any division thereof;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(q) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.9. Material Contracts.

(a) Section 2.9(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 2.10(b) of the Disclosure Schedules (Real Property) and the contracts with the customers listed in Section 2.22 of the Disclosure Schedules (Customers and Suppliers) (collectively, the “Material Contracts”)):

(i) each contract of the Company involving aggregate consideration in excess of $100,000, which cannot be cancelled by the Company without payment of any penalty, premium or similar amount or without more than 90 days’ notice;

(ii) all contracts that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(iii) all contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) except for agreements relating to trade receivables, all contracts relating to Debt (including, without limitation, guarantees) of the Company;

(v) all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is material to the Company’s business or operations;

(vi) all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property (collectively, “IP Contracts”);

(vii) all contracts between or among the Company on the one hand and Quiksilver or any Affiliate of Quiksilver (other than the Company) on the other hand; and

(viii) all collective bargaining agreements or other Contracts with any labor organization, union or association to which the Company is a party;

(ix) any partnership, limited liability company, joint venture or similar agreement;

(x) any contracts under which the Company has permitted any asset to become Encumbered (other than by a Permitted Encumbrance);

(xi) any contracts containing covenants that purport to (i) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of the Company or any Affiliate of the Company or (ii) limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or compete with any Person;

(xii) any contracts under which the Company is, or may become, obligated to incur any Liability or other obligations, including severance pay or compensation obligations, that would become payable by reason of this Agreement or the transactions contemplated by this Agreement;

(xiii) any contracts under which the Company has advanced or loaned an amount to any of its Affiliates or employees;

(xiv) any contracts under which the Company has, or may have, any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the transactions contemplated by this Agreement;

(xv) any contracts providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant (other than those contracts terminable at will without material liability to the Company);

(xvi) any outstanding general or special powers of attorney executed by or on behalf of the Company; and

(xvii) any contracts, other than Real Property leases or IP contracts, relating to the lease or license of any Asset (and including all customer license and maintenance agreements).

(b) The Company is not, and to Quiksilver’s Knowledge no other party is, in material breach of, or default under, any Material Contract, and, to Quiksilver’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach or default by the Company or any other party under any Material Contract. Each Material Contracts is valid, binding and enforceable against the Company and the other parties thereto, and the Company and such other parties are in material compliance with the terms and conditions of such Material Contract, and such Material Contract is in full force and effect, and, subject to obtaining any necessary consents disclosed in Section 2.5 of the Disclosure Schedules, will continue to be a legal, valid and binding obligation enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement. Quiksilver has provided Buyer with true and complete copies of each Material Contract, in each case, as amended or otherwise modified and in effect.

2.10. Title to Assets; Real Property.

(a) The Company does not own, and has not previously owned, any Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Interim Balance Sheet Date (collectively, the “Assets”). All such Assets (including leasehold interests) are free and clear of Encumbrances, except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(v) other imperfections of title or Encumbrances, if any, that do not materially detract from the value of the Asset subject thereto.

(b) Section 2.10(b) of the Disclosure Schedules lists, as of the date of this Agreement, all leases for each parcel of leased Real Property of the Company (collectively, “Leases”), including the identification of the lessee and lessor thereunder and the street address of the leased Real Property. The Company has delivered to Buyer a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. Except as disclosed in Section 2.10(b) of the Disclosure Schedules, with respect to each of the Leases (i) there are no Actions pending nor, to Quiksilver’s Knowledge, threatened against or affecting the leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings, (ii) such Lease is a legal, valid, binding and enforceable obligation of the Company and in full force and effect; (iii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iv) except to the extent arising from the failure to obtain any consent, waiver, recognition or the like from any landlord required in connection with the transactions contemplated by this Agreement, neither the Company, nor, to Quiksilver’s Knowledge, the landlord, is in material breach or default under such Lease, and, to Quiksilver’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company; and (vi) other than collateral assignments or security interests to be released at or prior to Closing, the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(d) The Assets, together with (i) any rights provided to Buyer following the Closing in connection with the Transition Services Agreement and the Roxy License and the assets, properties and rights required to provide such rights and (ii) those items identified in Section 2.10(d) of the Disclosure Schedules, comprise all of the material assets, properties and rights that are used or necessary to permit, in all material respects, Buyer and the Company to conduct such Business as a going concern after the Closing in the same manner as such Business has been conducted by the Company prior to the Closing.

2.11. Intellectual Property.

(a) Section 2.11(a) of the Disclosure Schedules lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing or (ii) material to the Company’s business or operations. All required material filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b) The Company owns exclusively all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances (other than the agreements listed in Section 2.9(a)(vi) of the Disclosure Schedules). The Company has a valid license to use the Licensed Intellectual Property in connection with the operation of the business of the Company as currently conducted, subject only to the terms of the applicable license agreement and, except as set forth in Section 2.11(b) of the Disclosure Schedules, and except for the Intellectual Property of Quiksilver necessary for the provision of services under the Transition Services

Agreement, the Company Intellectual Property and the Licensed Intellectual Property represent all Intellectual Property necessary to conduct the Company’s business as currently conducted. The Company is in full compliance with all material Laws applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

(c) To Quiksilver’s Knowledge, the patents within the Company Intellectual Property have been diligently prosecuted in compliance with applicable Laws and recite patentable subject matter directed to the operation of the Company’s business as presently conducted. The Company has not received any notice of any inventorship challenges or any interference having been declared or provoked with respect to any patents within the Company Intellectual Property.

(d) No trademark within the Company Intellectual Property has been or is now involved in any opposition, invalidation, or cancellation and, to Quiksilver’s Knowledge, no such action is threatened with the respect to any such trademark.

(e) None of the trade secrets within the Company Intellectual Property have been disclosed to any Person (including any directors, officers, employees, consultants, contractors and agents of the Company) unless such disclosure was reasonably necessary and made pursuant to an appropriate agreement to protect the confidentiality and value thereof and, to Quiksilver’s Knowledge, there has not been any breach of any such agreement. The Company has taken commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality of such trade secrets and in each such case using not less than a reasonable degree of care under the circumstances and otherwise to preserve the trade secret status thereof.

(f) The Company Intellectual Property and Licensed Intellectual Property as currently owned, licensed or used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, violate or misappropriate the Intellectual Property of any Person. The Company has not received any communication, and no claim, cause of action, demand or proceeding has been instituted, settled or, to Quiksilver’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property is subject to any outstanding Governmental Order.

(g) To Quiksilver’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

2.12. Inventory. All Inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. The quantity of the Company’s inventory is not materially excessive, but is reasonable in the present circumstances of the Company.

2.13. Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued and returns in the ordinary course of business consistent with past practice.

2.14. Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

2.15. Insurance. Section 2.15 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect on the date of this Agreement. There is no material claim pending under any such Insurance Policies with respect to the Company and there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Company is not in default under, nor has it otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

2.16. Legal Proceedings; Governmental Orders.

(a) There are no material actions, suits, claims, investigations or other legal proceedings (“Actions”) pending or, to Quiksilver’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Quiksilver or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller, Quiksilver or any of Quiksilver’s Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; nor, to Quiksilver’s Knowledge, is there any basis for any of the foregoing. Except as disclosed on Section 2.16(a) of the Disclosure Schedules, there is no Action which the Company presently intends to initiate.

(b) There are no material outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

2.17. Compliance With Laws; Permits.

(a) The Company is, and since September 30, 2010 has been, in material compliance with its governance documents and all Laws applicable to it or the Business or Assets.

(b) All material Permits required for the Company to conduct its business and the ownership, use and operation of its Assets have been obtained by it and are valid and in full force and effect, and the Company is in compliance in all material respects with all such material Permits, and, to Quiksilver’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute a material breach, violation or default under such material Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such material Permit.

(c) Except as set forth on Section 2.17(c) of the Disclosure Schedules, the Company has not had any product recalls or withdrawals, or written requests for product recalls or withdrawals by any Governmental Authority since October 31, 2008, and, to Quiksilver’s Knowledge, no product recall or withdrawal is currently in process or contemplated by the Company.

(d) None of the representations and warranties contained in this Section 2.17 shall be deemed to relate to environmental matters (which are governed by Section 2.18), employment matters (which are governed by Section 2.20) or tax matters (which are governed by Section 2.21).

2.18. Environmental Matters.

(a) The Company is in material compliance with all Environmental Laws and has not, and neither Quiksilver nor its Affiliates has, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 2.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company.

(c) There has been no Release of any material amount of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or any Real Property currently operated or leased by the Company, and neither the Company nor Quiksilver has received an Environmental Notice that any Real Property currently operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Quiksilver, its Affiliates or the Company.

(d) Quiksilver has previously made available to Buyer in the Data Room and listed in Section 2.18(d) of the Disclosure Schedules any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any currently operated or leased Real Property which are in the possession or control of the Company.

(e) The representations and warranties set forth in this Section 2.18 are Quiksilver’s sole and exclusive representations and warranties regarding environmental matters.

2.19. Employee Benefit Matters.

(a) Section 2.19(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has or would reasonably be expected to have any material liability for premiums or benefits (as listed on Section 2.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). Section 2.19(a) of the Disclosure Schedules separately identifies any Benefit Plan sponsored by the Company (each, a “Company Benefit Plan”), and a copy, or if unwritten a summary of all material terms, of each such Company Benefit Plan, has been made available to Buyer. The Company is a participating employer of Benefit Plans of which Quiksilver is the sponsor.

(b) Each Company Benefit Plan is in material compliance with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Quiksilver’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. All obligations of the Company for benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid or otherwise properly accrued on the books and records of the Company, in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.

(c) No Benefit Plan and no employee pension benefit plan sponsored by any Person that is, or at any relevant time was, required to be treated as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414 of the Code: (i) is subject to Title IV of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). With respect to any Benefit Plan, to Quiksilver’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code. No event has occurred and no circumstance exists that have given rise to or could reasonably be expected to give rise under Title I or Title IV of ERISA to (i) a lien on the assets of the Company or (ii) any material liability to the Company.

(d) Other than as required under Section 4980B of the Code or other applicable Law, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)(i) There is no pending or, to Quiksilver’s Knowledge, threatened action relating to a Company Benefit Plan; and (ii) no Company Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f) Except as set forth in Section 2.19(f) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial termination of a Qualified Benefit Plan resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereunder. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any “excess parachute payment” within the meaning of Section 280G(b) of the Code

(g) The representations and warranties set forth in this Section 2.19, Section 2.20 and Section 2.21 are Quiksilver’s sole and exclusive representations and warranties regarding employee benefit matters.

2.20. Employment Matters.

(a) Section 2.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. There has not been, nor, to Quiksilver’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b) The Company is, and for the past three years has been, in material compliance with all applicable Laws pertaining to employment and employment practices. There are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to Quiksilver’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c) None of Quiksilver, Seller or the Company or any of their respective Affiliates has effectuated (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility where Employees are or were located prior to the “plant closing”; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility where Employees are or were located prior to the “mass layoff.”

(d) The representations and warranties set forth in Section 2.19, this Section 2.20 and Section 2.21 are Quiksilver’s sole and exclusive representations and warranties regarding employment matters.

2.21. Taxes.

(a) Except as set forth in Section 2.21 of the Disclosure Schedules:

(i) All Tax Returns required to be filed by or on behalf of the Company, either separately or as a member of a group of companies, have been filed (taking into account any valid extensions). Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of or with respect to the Company. The Company has not agreed to and is not a beneficiary of any extension of time with respect to any Tax deficiency or any adjustment to any Tax Return of or with respect to the Company that may be made.

(iii) There are no ongoing audits, actions, suits, claims, investigations or other legal proceedings concerning any Tax Liability or Tax Return of or that includes the Company.

(iv) The Company is not a party to or bound by any Tax-sharing agreement.

(v) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid, and the Company has complied with all associated reporting and recordkeeping requirements in all material respects.

(vi) The Company has not been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(vii) The Company has not been a member of an affiliated, combined, consolidated or unitary group for Tax purposes (other than a group the common parent of which is Quiksilver). The Company has no liability for Taxes of any Person (other than a member of a group of which Quiksilver is the common parent) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(viii) No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by or required to file Tax Returns in that jurisdiction. The Company does not have a permanent establishment in and has not been, and is not engaged in a trade or business for Tax purposes in any country other than the country in which it is organized.

(b) Except for certain representations related to Taxes in Section 2.19 and Section 2.20, the representations and warranties set forth in this Section 2.21 are Quiksilver’s sole and exclusive representations and warranties regarding Tax matters.

2.22. Customers and Suppliers. Section 2.22 of the Disclosure Schedules sets forth a complete and accurate list of (a) the ten largest customers of the Company (measured by aggregate billings) during the fiscal year ended on the Balance Sheet Date, indicating the existing contracts with each such customer by product or service provided and (b) the ten largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) during the fiscal year ended on the Balance Sheet Date. Other than purchase orders entered into in the ordinary course of business, the Company has no contracts with any of such suppliers. Except as disclosed on Section 2.22 of the Disclosure Schedules, none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Company in writing of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with the Company.

2.23. Related Party Transactions. Except for the matters disclosed on Section 2.23 of the Disclosure Schedules, none of Quiksilver, Seller or any Affiliate of Quiksilver and no officer or director (or equivalent) of the Company (or, to Quiksilver’s Knowledge, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof is the owner of ten percent (10%) or more of the beneficial ownership interests): (a) has any material interest in any material Asset owned or leased by the Company or used in connection with the Business or (b) has engaged in any material transaction, arrangement or understanding with the Company since the Balance Sheet Date (other than payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business consistent with past practice).

2.24. Brokers. Except for William Blair & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Quiksilver or Seller.

2.25. No Other Representations and Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), none of Quiksilver, Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Quiksilver and Seller that the statements contained in this Article III are true and correct.

3.1. Organization and Authority of Buyer. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Quiksilver and Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

3.3. Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

3.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

3.5. Sufficiency of Funds. Buyer has received a fully executed commitment letter, dated as of the date hereof (the “Sponsor Commitment Letter”), from ACP Investment Fund, L.P. (the “Sponsor”), pursuant to which the Sponsor has committed, subject to the terms and conditions set forth therein, to purchase (or to cause one or more affiliated funds or other co-investors to purchase), directly or indirectly, equity or debt securities of Buyer (or of one or more Affiliates of Buyer designated to consummate the transactions contemplated by this Agreement to occur at the Closing) up to an aggregate of $62,000,000; it being understood and agreed that Buyer will make the proceeds from the purchase of equity or debt securities pursuant to the Sponsor Commitment Letter available for use, as needed, for such transactions (including the payment of the Purchase Price). Accurate and complete copies of the Sponsor Commitment Letter as in effect on the date of this Agreement have been furnished to Quiksilver. The Sponsor Commitment Letter has not been amended, modified, terminated or withdrawn, and the Sponsor Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Buyer and each of the other parties thereto. Buyer is not in breach of any of the terms or conditions set forth in the Sponsor Commitment Letter. Assuming the funding in full of the equity or debt financing contemplated by the Sponsor Commitment Letter on the Closing Date, Buyer will have sufficient sources of immediately available funds to enable Buyer to pay in full the Purchase Price (as adjusted pursuant to this Agreement) to or for the benefit of Seller as provided in this Agreement and to consummate the transactions contemplated by this Agreement to occur at Closing.

3.6. Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.7. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition

(financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Quiksilver, Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation, the absence of fraud, and the express representations and warranties of Quiksilver set forth in Article II of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Quiksilver, Seller, the Company or any other Person has made any representation or warranty as to Quiksilver, Seller, the Company or this Agreement, except as expressly set forth in Article II of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE IV

COVENANTS

4.1. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Quiksilver and Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), neither Quiksilver nor Seller shall cause or permit the Company to (i) take any action that would cause any of the changes, events or conditions described in Section 2.8 to occur or (ii) enter, terminate, modify, renew or amend in any material respect (including by accelerating material rights or benefits under) any Material Contracts (or any contract that would have constituted a Material Contract on the date hereof).

4.2. Access to Information. From the date hereof until the Closing, Quiksilver and Seller shall, and shall cause the Company to: (a) afford Buyer, prospective providers of Buyer’s Financing and their respective Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer, prospective providers of Buyer’s Financing and their respective Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Quiksilver and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Quiksilver, under the supervision of Quiksilver’s personnel and in such a manner as not to interfere with the normal operations of the Company; provided, further, however, the recipients of any such documents, data or information agree to customary confidentiality arrangements (including customary “wrap letters” where third parties acknowledge to Buyer or its Affiliates that it will adhere to the Confidentiality Agreement as a “Representative” thereunder). Notwithstanding anything to the contrary in this Agreement, none of Quiksilver, Seller or the

Company shall be required to disclose any information to Buyer if such disclosure would, in Quiksilver’s sole discretion: (x) cause significant competitive harm to Quiksilver, Seller, the Company or their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Quiksilver, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company.

4.3. Supplement to Disclosure Schedules. From time to time prior to the Closing, Quiksilver shall promptly supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter first arising or first occurring after the date hereof, which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, however, that in the event such event, development or occurrence which is the subject of the Schedule Supplement constitutes something that, as of the date of such Schedule Supplement, makes, or would reasonably be expected to make, any of the conditions set forth in Section 6.2 incapable of being satisfied, then Buyer shall have the right to terminate this Agreement within five (5) Business Days after the date of the delivery by Quiksilver to Buyer of a Schedule Supplement disclosing such event, development or occurrence; and provided, further, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.2 with respect to such matter. For the avoidance of doubt, if any representation or warranty of Quiksilver is inaccurate or untrue as of the date of this Agreement, no such breach or violation shall be subject to cure pursuant to this Section 4.3.

4.4. Notice of Certain Events.

(a) From the date hereof until the Closing, Quiksilver shall promptly notify Buyer in writing of any fact, circumstance, event or action the existence, occurrence or taking of which Quiksilver becomes aware (i) has had, or would have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or would result in, any representation or warranty made by Seller hereunder not being true and correct or (iii) has resulted in, or would result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied.

(b) Except as provided in and subject to Section 4.3, Buyer’s receipt of information pursuant to this Section 4.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

4.5. Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is twelve months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with compensation and benefits (other than equity incentive compensation) which, in the aggregate, are substantially similar to those provided by the Company immediately prior to the Closing.

(b) With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate following the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date (but not for benefit accrual purposes under any defined benefit pension plan or for purposes of postemployment welfare benefits or any equity-based benefit plans); provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c) This Section 4.5 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.5, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.5. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 4.5 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

4.6. [Intentionally Omitted]. [Intentionally Omitted]

4.7. Confidentiality.

(a) From and after the Closing, Quiksilver shall, and shall cause its Affiliates to, hold in confidence all confidential, trade secret and proprietary information of the Company existing as of the Closing which has not been disclosed by or on behalf of the Company to Persons outside the Company prior to Closing (collectively the “Confidential Information”); provided, however, that Confidential Information shall not include any information that: (i) is generally available to and known by the public prior to, at or after the Closing (other than as a result of its disclosure after the Closing directly or indirectly by Quiksilver in violation of this Agreement) or (ii) is lawfully acquired by Quiksilver after the Closing from sources which Quiksilver reasonably believes are not prohibited from disclosing such information to Quiksilver by a legal, contractual or fiduciary obligation.

(b) If Quiksilver is required to disclose any Confidential Information, by law, regulation or legal or regulatory process, Quiksilver shall, if legally permissible and reasonably practicable, (i) take all commercially reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information at the Company’s cost and expense, including requesting that the Confidential Information not be disclosed to non-parties or the public; (ii) to the extent permissible and reasonably practicable under the circumstances give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) to the extent permissible and reasonably practicable cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, Quiksilver will furnish only that portion of the Confidential Information which Quiksilver is legally required to disclose and, upon the Company’s request, use reasonable commercial efforts to obtain assurances that confidential treatment will be accorded to such information.

(c) Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 4.7 shall nonetheless continue in full force and effect. Following the Closing, Buyer’s obligations under the Confidentiality Agreement with respect to Confidential Information of the Company shall terminate, but all other obligations of Buyer under the Confidentiality Agreement with respect to Confidential Information of Quiksilver and its Affiliates shall continue in full force and effect.

(d) The parties acknowledge that there are customer and supplier lists which are used by both the Company and Quiksilver and its other Affiliates. Buyer agrees, on behalf of itself and, following the Closing, on behalf of the Company, that such lists are also Confidential Information of Quiksilver and its other Affiliates and, following the Closing, nothing in this Agreement is intended in any way to restrict or limit Quiksilver and its other Affiliates’ use of such lists or their sales to or purchases from such customers and suppliers.

4.8. Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including filings with the Securities and Exchange Commission, any interactions between Quiksilver or its Affiliates and any Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Quiksilver and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all authorizations, consents, waivers or approvals from, all third parties that are described in Section 2.5 of the Disclosure Schedules; provided, however, that Quiksilver shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested; provided, further, however, that in seeking to obtain such authorizations, consents, waivers or approvals, the Company shall not enter into any new contract, modify any existing contract, make any accommodation or enter into any agreement or arrangement that, in any instance, would survive, or give rise to rights or obligations of any Person at or following, the Closing, without the prior written consent of Buyer.

4.9. Books and Records.

(a) In order to facilitate the resolution of any Third-Party Claims, or for any reasonable business purpose, for a period of five (5) years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the Representatives of Quiksilver reasonable access (including the right to make, at Quiksilver’s expense, photocopies), during normal business hours, to such books and records.

(b) For a period of five (5) years following the Closing, Quiksilver shall: (i) retain the books and records (including personnel files) of Quiksilver which relate to the Company and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Quiksilver shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 4.9 where such access would: (x) cause significant competitive harm to such party or its respective businesses; (y) jeopardize any attorney-client privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

4.10. Closing Conditions. From the date hereof until the Closing, Quiksilver and Seller shall cause the Company to use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof applicable to Buyer’s obligation to consummate the transactions contemplated hereby, and Buyer shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof applicable to Quiksilver’s and Seller’s obligation to consummate the transactions contemplated hereby.

4.11. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

4.12. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

4.13. Seller Release.

(a) Effective as of the Closing, each of Quiksilver and Seller, on behalf of itself and its Affiliates, hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Company, except for any such rights and claims Quiksilver or Seller has under any of the Transaction Documents.

(b) With respect to each of the matters released herein by each of Quiksilver and Seller, each of Quiksilver and Seller waives all rights under the provisions of Section 1542 of the California Civil Code and any similar rights against the waiver of unknown claims in any jurisdiction affecting or governing any of the parties to this Agreement. Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

In waiving such provisions prohibiting the release of unknown claims, each of Quiksilver and Seller hereby acknowledges that it may hereafter discover facts in addition to or different from those which it now believes to be true with respect to the subject matter of the matters herein released, but agrees that the releases herein given shall remain in full force and effect notwithstanding the discovery or existence of any such additional facts.

4.14. Intercompany Arrangements. Except as otherwise contemplated by this Agreement, all contracts and other agreements, whether written, oral or otherwise, which are solely between the Company, on the one hand, and Quiksilver and its Affiliates (excluding the Company), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto, including, without limitation, any promissory notes and interest bearing liabilities.

4.15. Excluded Insurance Policies.

(a) Buyer shall not, and shall cause its Affiliates (including the Company after the Closing) not to, assert, by way of claim, action, litigation or otherwise, any right to any Excluded Insurance Policy or any benefit under any such Excluded Insurance Policy. Quiksilver and its Affiliates (other than the Company) shall retain all right, title and interest in and to the Excluded Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof; provided, however, that to the extent any returned premiums have been paid by the Company, such returned premiums shall belong to Buyer.

(b) Upon the Closing and except as otherwise provided herein, Buyer shall release, and shall cause its Affiliates, including the Company, to release, all rights to all Excluded Insurance Policies that covered the Company prior to the Closing Date. All Excluded Insurance Policies issued prior to the Closing Date in the name of or to the Company shall remain with Quiksilver or its Affiliates (other than the Company). Notwithstanding anything to the contrary herein, if any Insurance Policy (including any Excluded Insurance Policy) (i) is occurrence-based and provides coverage to the Company, and (ii) provides coverage to the Company in respect of an outstanding insurance claim, then the parties shall use commercially reasonable efforts to provide the benefits of such coverage to the Company with respect to such outstanding claim.

4.16. Assistance with Buyer’s Financing. Prior to Closing, Quiksilver and Seller shall cause the Company to use commercially reasonable efforts, and cause its Representatives, including legal and accounting Representatives, to provide all commercially reasonable cooperation that is reasonably requested by Buyer in obtaining any financing necessary to consummate the stock purchase hereunder and the other transactions contemplated by this Agreement (provided that such requested cooperation does not materially interfere with the ongoing operations of the Company).

4.17. No Solicitation of Other Bids. Neither Quiksilver nor Seller shall, or shall authorize or permit any of their Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each of Quiksilver and Seller shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of a substantial portion of the Company’s properties or assets, other than sale of inventory in the ordinary course of business. Each of Quiksilver and Seller agree that the rights and remedies for noncompliance with this Section 4.17 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach could potentially cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

4.18. Non-Solicitation. Each of Quiksilver and Seller hereby acknowledges and agrees that the covenants and agreements set forth in this Section 4.18 are a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would incur a significant loss of the goodwill being purchased as part of the transaction contemplated hereby if Seller were to breach any of the provisions of this Section 4.18. Therefore, in order to facilitate the consummation of the transaction contemplated hereby, it is agreed that for a period of two (2) years from and after the Closing Date, Quiksilver shall not, and shall not permit, cause or encourage any of its Affiliates to, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of the Company to leave the employ of the Company; provided, that notwithstanding the foregoing, a general solicitation which is not directed specifically to any such employee, and that results in the hiring or engagement of such employee shall not constitute a breach or violation of this Section 4.18.

4.19. Deferred Change of Control Payments. Quiksilver agrees to promptly pay, or reimburse the Company if the Company pays, for any Deferred Change of Control Payments that become due or payable after the Closing Date.

4.20. Sponsorship Agreement. Each of Buyer and Quiksilver will (and will cause the Company and DC Shoes, Inc. to) use commercially reasonable efforts to separate or otherwise modify the Sponsorship Agreement, effective February 1, 2012, by and among the Company, Quiksilver, DC Shoes, Inc. and Travis Rice, Inc. into (a) a single contract governing the Company’s rights and obligations relating to its sponsorship of Travis Rice, Inc. and (b) a single contract governing Quiksilver’s and DC Shoes, Inc.’s rights and obligations relating to its sponsorship of Travis Rice, Inc.; provided, that, for the avoidance of doubt, until such separation or modification is achieved, the Company’s obligations under such agreement will not exceed the amounts under such agreement fairly attributable to promotion of the Company’s brands.

ARTICLE V

TAX MATTERS

5.1. Quiksilver’s Consolidated Income Tax Returns. Quiksilver shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns (including amended Tax Returns) of or that include the Company that are income Tax Returns and are prepared on a consolidated, unitary, or combined basis and that include Quiksilver (“Consolidated Returns”) for all taxable periods ending on or before the Closing Date. Any Consolidated Tax Returns prepared by Quiksilver for any taxable period ending on or prior to the Closing Date (including any amended Tax Returns) shall be prepared in a manner consistent with past practice (except as required by Law). The income of the Company (including any deferred intercompany items described in Treasury Regulation Section 1.1502-13 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) for any taxable period ending on or prior to the Closing Date shall be included in the Consolidated Returns of each applicable consolidated, combined or unitary group for all periods through the close of the Closing Date. Quiksilver shall timely pay, or cause to be paid, any such Taxes shown as due on such Tax Returns.

5.2. Other Returns. Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company (other than the Tax Returns that are prepared by Quiksilver pursuant to Section 5.1 above) that are required to be filed after the Closing Date with respect to taxable periods ending on or before the Closing Date or any Straddle Period, and, subject to the right to payment from Seller or Quiksilver pursuant to this Section, Buyer shall pay all Taxes shown as due on those Tax Returns. Prior to the due date of such Tax Returns, Seller or Quiksilver on behalf of Seller shall reimburse Buyer for all Taxes shown on such Tax Returns, but Quiksilver shall be credited for any estimated tax payments made by it prior to Closing. For Tax periods which begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”), Seller or Quiksilver on behalf of Seller shall reimburse Buyer, prior to the due date of the applicable Tax Return, for an amount equal to the Pre-Closing Taxes due with respect to any such Tax Returns filed by the Company and payable by the Company. Seller or Quiksilver on behalf of Seller shall also reimburse Buyer for all costs and expenses incurred by Buyer or any of its Affiliates with respect to the preparation and filing of any Tax Returns of the Company for any taxable period ending on or prior to the Closing Date. Any amounts owed by Quiksilver to Buyer pursuant to this Section 5.2 shall be paid by Quiksilver within ten (10) Business Days of Buyer’s request therefor. Subject to receiving reimbursement from Seller or Quiksilver, Buyer shall cause the Company to timely pay all such Taxes on or prior to their due date. With respect to a Straddle Period, such Pre-Closing Taxes shall be calculated as follows: For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes that relates to the portion of the Straddle Period ending on or prior to the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income, gain, proceeds, receipts, profits, payments, transactions or other similar items, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date, using the “closing of the books” method of accounting.

5.3. Amended Returns. Unless required by Law, Buyer shall not (nor shall it cause or permit the Company to) and Quiksilver shall not (nor shall it cause or permit Seller or its Affiliates to) amend, refile or otherwise modify any Tax Return of or that includes the Company with respect to any taxable year or period ending on or before the Closing Date, or that includes the Closing Date, without the prior written consent of the other party, not to be unreasonably withheld or delayed.

5.4. Tax Proceedings. In the event either Buyer or the Company or Quiksilver or any of its Affiliates receives notice of any pending or threatened Tax audits or other proceeding with respect to the Company by any Tax authority or other disputes concerning Taxes of or relating to the Company, in each case with respect to a Pre-Closing Tax Period (“Tax Proceedings”), Buyer or Quiksilver, as the case may be, shall promptly notify the other party of such matter in writing. Quiksilver shall have the right, at its own expense, to represent the interests of the Company in any such Tax Proceeding that relates solely to a tax period ending on or prior to the Closing Date, provided that (i) Quiksilver shall keep Buyer fully and timely informed with respect to the status and progress of such Tax Proceeding, (ii) Buyer may participate in the conduct of such Tax Proceeding at its own expense and (iii) the settlement or other resolution of such Tax Proceeding shall be subject to the written consent of Buyer, such consent not to be unreasonably withheld or delayed. In the case of a Tax Proceeding that relates to a Straddle Period, Buyer and Quiksilver shall jointly control the conduct of such Tax Proceeding, and neither Buyer nor Quiksilver may settle such Tax Proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

5.5. Cooperation on Tax Matters. Buyer and Quiksilver shall cooperate fully, and Buyer shall cause the Company to cooperate fully, and Quiksilver shall cause Seller to cooperate fully, as and to the extent reasonably requested by the other party and at such other party’s expense, in connection with the filing of all Tax Returns (including any amended Tax Return or claim for refund) and any audit, litigation, or other proceeding with respect to Taxes. Buyer and Quiksilver further agree to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

5.6. Tax Sharing Agreements. All Tax sharing agreements or similar agreements, if any, between the Company and Quiksilver or any other Affiliate of Quiksilver shall be terminated as of the Closing Date and, after the Closing, neither the Company, nor Quiksilver, nor any Affiliate thereof, shall be bound thereby or have any liability thereunder and no payments (or any other obligations) that are owed by or to the Company pursuant thereto shall be required to be made (or performed) thereunder.

5.7. Transfer Taxes. Buyer, on the one hand, and Seller or Quiksilver on behalf of Seller, on the other hand, shall each be responsible for and shall pay or cause to be paid when due fifty percent (50%) of any and all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement. Quiksilver shall timely file or cause to be timely filed any Tax Return or other document with respect to such Taxes and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation.

5.8. 338(h)(10) Election.

(a) To the extent permitted by applicable Tax laws, Quiksilver and Buyer will jointly make a timely and effective election under Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1 and, if permissible, any and all similar elections under any applicable state or local income Tax laws with respect to the purchase and sale of the Shares of the Company pursuant to this Agreement (together, the “Section 338(h)(10) Election”). Quiksilver (i) shall include all items of income, gain, loss, deduction, credit and other Tax items resulting from the Section 338(h)(10) Election on its Tax Returns (including consolidated returns) to the extent required by applicable law and (ii) shall pay any Taxes attributable to making the Section 338(h)(10) Election. Buyer and Quiksilver and its Affiliates will report the transactions contemplated by this Agreement consistent with such Section 338(h)(10) Election and the Allocation Statement (as defined below) (including IRS Forms 8883), as finally determined pursuant to this Agreement, and will take no position inconsistent or contrary hereto in any Tax Return, provided that this shall not limit the parties’ ability to settle audits or other proceedings, subject to any other limitations with respect to the settlement of audits or other proceedings in this Agreement.

(b) No later than thirty (30) days after the final resolution of the adjustments provided pursuant to Section 1.4 of this Agreement, Buyer will provide to Quiksilver an allocation of the purchase price (for U.S. federal income tax purposes) among the Company’s assets in accordance with Section 338 of the Code and applicable Treasury Regulations thereunder or comparable provisions of state or local law (the “Allocation Statement”). The Allocation Statement shall be subject to the review and consent of Quiksilver, which consent shall not be unreasonably withheld, delayed or conditioned. If Quiksilver does not object to the Allocation Statement by written notice to Buyer within thirty (30) days after receipt by Quiksilver of the Allocation Statement, then the Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement and the transactions contemplated hereby. If Quiksilver objects to the Allocation Statement (or any portion thereof), it shall notify Buyer in writing of its objection to the Allocation Statement within thirty (30) days after receipt by Quiksilver of the Allocation Statement and shall set forth in such written notice the disputed item or items and the basis for its objection, and Quiksilver and Buyer shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, at the end of such thirty (30) day period, Buyer and Quiksilver have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be resolved by a third-party tax accountant jointly selected, and jointly paid for, by Buyer and Quiksilver, whose determination shall be binding upon the parties. In the event that any adjustment to the Purchase Price is required pursuant to the terms of this Agreement, Buyer shall provide Quiksilver a revised Allocation Statement and the principles of this paragraph shall apply to such revised Allocation Statement.

(c) Quiksilver will execute and deliver to Buyer IRS Form 8023 at Closing and Quiksilver shall further execute and file all other documents or forms (including all Section 338 Forms, as defined below) as will be necessary to effect the Section 338(h)(10) Election. “Section 338 Forms” will mean all Tax Returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Governmental Authority in connection with the Section 338(h)(10) Election, including, without limitation, IRS Form 8023 and IRS Form 8883 (together with any schedules or attachments thereto). Promptly after filing, Buyer will provide Quiksilver with duly executed copies of the filed Section 338 Forms.

5.9. FIRPTA Certificate. On or prior to the Closing Date, Seller shall deliver to Buyer a certificate, in a form reasonably acceptable to Buyer, conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2), certifying that the Seller is not a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b).

ARTICLE VI

CONDITIONS TO CLOSING

6.1. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof. No action, suit or other legal proceeding shall have been commenced against Buyer, Quiksilver, Seller or the Company, which would prevent the Closing.

6.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Quiksilver contained in (i) Article II (other than those contained in Section 2.1 (Organization and Authority of Quiksilver and Seller), Section 2.2 (Organization, Authority and Qualification of the Company), Section 2.3 (Capitalization), Section 2.5(a) (No Conflicts; Consents) and Section 2.7(b) (Debt) (and the Disclosure Schedules hereto applicable to such Sections) (a) that are not qualified by materiality, Material Adverse Effect, material compliance or a similar materiality qualifier shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true in all material respects as of that specified date) and (b) that are qualified by materiality, Material Adverse Effect, material compliance or a similar materiality qualifier shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) and (ii) Section 2.1 (Organization and Authority of Quiksilver and Seller), Section 2.2 (Organization, Authority and Qualification of the Company), Section 2.3 (Capitalization), Section 2.5(a) (No Conflicts; Consents) and Section 2.7(b) (Debt) (and the Disclosure Schedules hereto applicable to such Sections) of this Agreement will be true and correct in all respects both when made and at the Closing with the same force and effect as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true in all respects as of that specified date).

(b) Each of Quiksilver and Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Quiksilver, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Quiksilver and Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Quiksilver and Seller, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and (ii) the names and signatures of the officers of Quiksilver and Seller, as applicable, authorized to sign this Agreement and the other documents to be delivered hereunder.

(f) Buyer shall have received written resignations, effective as of the Closing Date, of the officers and directors of the Company.

(g) Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(h) Quiksilver and Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and third parties who are not Governmental Authorities referred to and disclosed in Section 2.5 of the Disclosure Schedules, in form and substance reasonably satisfactory to Buyer, executed counterparts of such consents, authorizations, orders, and approvals shall have been delivered to Buyer and no such consent, authorization, order and approval shall have been revoked.

(i) Quiksilver shall have provided reasonable evidence that (i) the Company has been fully released (or will be released concurrently with the Closing) as guarantor from (A) the Amended and Restated Credit Agreement, dated as of May 24, 2013, by and among the Company, as a guarantor, Seller, as lead borrower, the other borrowers and guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders and other agents party thereto, as amended (the “Credit Agreement”); (B) the Indenture, dated as of July 16, 2013, related to the 7.875% Senior Secured Notes due 2018, by and among Quiksilver and Seller, as issuers, the Company, as a guarantor, the other guarantors thereto and Wells Fargo Bank, National Association, as trustee and collateral agent (the “2018 Notes Indenture”); (C) the Indenture, dated as of July 16, 2013, related to the 10.000% Senior Notes due 2020, by and among Quiksilver and Seller, as issuers, the Company, as a guarantor, the other guarantors thereto and Wells Fargo Bank, National Association, as trustee; and (D) the Indenture, dated December 20, 2010, related to the 8.875% Senior Notes due 2017, by and among Boardriders S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, Quiksilver, the Company, as guarantor, the other guarantors party thereto, Deutsche Trustee Company Limited, as trustee, Deutsche Bank Luxembourg S.A., as registrar and transfer agent and Deutsche Bank AG, London Branch, as principal paying agent and common depositary; (ii) the security interests over the Company’s assets pursuant to the Credit Agreement, the 2018 Notes Indenture and the security agreements related thereto, have been terminated (or will be terminated concurrently with the Closing) or, in the case of filings made under the uniform commercial code or filings with respect to intellectual property, customary release documentation reasonably acceptable to Buyer will be filed on or promptly after the Closing (and in any event no later than thirty (30) days); and (iii) the Shares shall have been released (or will be released concurrently with the Closing) from (A) the Pledge Agreement, dated as of July 16, 2013, by and among Quiksilver, Seller, DC Shoes, Inc. and Wells Fargo Bank, National Association, as collateral agent, as amended; and (B) the Amended and Restated Pledge Agreement, dated as of May 24, 2013, by and among Quiksilver, Seller, DC Shoes, Inc. and Bank of America N.A., as administrative agent.

(j) Quiksilver shall have delivered to Buyer (x) a certificate in a form reasonably satisfactory to Buyer executed by Quiksilver (the “Unpaid Transaction Expenses Certificate”) certifying to Buyer to whom any unpaid Transaction Expenses may be owing and outstanding as of the Closing or be payable by reason of the consummation of such transactions (the “Transaction Expenses Payees”) and the amounts so owing or payable to each Transaction Expenses Payee and the wire instructions for each Transaction Expenses Payee (the aggregate amount of all such unpaid Transaction Expenses, the “Unpaid Transaction Expenses”).

(k) Quiksilver shall have entered into the Roxy License.

(l) Quiksilver shall have entered into the Transition Services Agreement.

6.3. Conditions to Obligations of Quiksilver and Seller. The obligations of Quiksilver and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Quiksilver’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Quiksilver shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) has been satisfied.

(d) Quiksilver shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(e) Buyer shall have delivered to Quiksilver and Seller cash in an amount equal to the Purchase Price, as adjusted by the Closing Adjustment, by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Quiksilver in a written notice to Buyer.

(f) Buyer shall have caused the Company, as of the Closing Date, to have entered into the Roxy License.

(g) Buyer shall have caused the Company, as of the Closing Date, to have entered into the Transition Services Agreement.

(h) All approvals, consents and waivers that are listed on Section 6.3(h) of the Disclosure Schedules shall have been received, and must be in full force and effect.

ARTICLE VII

INDEMNIFICATION

7.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date (the “General Survival Period”); provided, however, that (a) the representations and warranties set forth in Section 2.1 (Organization and Authority of Quiksilver and Seller), Section 2.2 (Organization, Authority and Qualification of the Company), Section 2.3 (Capitalization), Section 2.5(a) (No Conflicts; Consents), Section 2.7(b) (Debt), Section 2.24 (Brokers), Section 3.1 (Organization and Authority of Buyer) and Section 3.4 (Brokers) shall survive for a period of five (5) years following the Closing and (b) the representations and warranties in Section 2.18 (Environmental Matters), Section 2.19 (Employee Benefits Matters) and Section 2.21 (Taxes) shall survive for the full period of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof) plus 30 days (the representations and warranties referred to in clause (a) and in Section 2.21 (Taxes), collectively, the “Fundamental Representations”). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms; provided, however, that a claim may be made or suit instituted during the General Survival Period seeking indemnification pursuant to such covenants and agreements if a breach thereof occurred prior to or at the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. No claim for indemnification may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 7.1.

7.2. Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller, or Quiksilver on behalf of Seller, shall indemnify each of Buyer and its Affiliates and their respective Representatives (“Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Quiksilver contained in this Agreement (including the related portions of the Disclosure Schedules) or in any certificate delivered by or on behalf of Quiksilver or Seller pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Quiksilver or Seller pursuant to this Agreement;

(c) any Pre-Closing Taxes not included on the face of the Closing Working Capital Statement, as finally determined pursuant to Section 1.4 hereof; or

(d) any Debt of the Company or Transaction Expenses that remain unpaid as of the Closing and that are not either (i) paid in connection with the Closing or (ii) included as a liability on the face of the Closing Working Capital Statement, as finally determined pursuant to Section 1.4 hereof.

7.3. Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify each of Quiksilver and its Affiliates (“Quiksilver Indemnitees”) against, and shall hold the Quiksilver Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Quiksilver Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement (including the related portions of the Disclosure Schedules) or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

7.4. Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a) or Section 7.3(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or with respect to a claim based on intentional fraud or intentional misrepresentation), as the case may be, until the aggregate amount of all Losses in respect of such indemnification under Section 7.2(a) or Section 7.3(a) exceeds $515,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified

Party may be entitled to indemnification under Section 7.2(a) or Section 7.3(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation), as the case may be, the Indemnifying Party shall not be liable for any Losses in respect of any individual item or aggregated items arising out of the same or similar facts, events or circumstances which do not exceed $25,000 (which Losses shall not be counted toward the Deductible). For purposes of calculating the amount of any Loss with respect to any inaccuracy in or breach of any representation or warranty, any materiality, Material Adverse Effect or other similar qualifications in the representations and warranties shall be disregarded except in the case of Section 2.8(a).

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, shall not exceed $4,120,000; provided, however, that the foregoing limitation shall not apply to (i) claims for indemnification for any inaccuracy in or breach of any Fundamental Representation or (ii) claims based on intentional fraud or intentional misrepresentation. Notwithstanding the foregoing, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2 or Section 7.3 shall not exceed the Purchase Price; provided, however, that the foregoing limitation shall not apply to claims based on intentional fraud or intentional misrepresentation.

(c) Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim, in each case, in the year in which the applicable indemnified Losses are incurred.

(d) Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnified Party, in each case, in the year in which the applicable indemnified Losses are incurred.

(e) No losses may be claimed under Section 7.2 or Section 7.3 by any Indemnified Party to the extent such Losses are included as a liability in the calculation of the Closing Working Capital Statement (as finally determined pursuant to Section 1.4) and taken into consideration in making the adjustments to the Purchase Price pursuant to Section 1.4 (solely to the extent of the amount thereof so reflected and taken into consideration).

(f) The provisions of this Section 7.4 shall not apply to claims based upon fraud or intentional misrepresentation. For the avoidance of doubt, claims for indemnification other than pursuant to Section 7.2(a) or Section 7.3(a) are not subject to the monetary limitations set forth in Section 7.4(a) and in Section 7.4(b) (other than the last sentence).

7.5. Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, by (i) giving written notice that it will defend the Third-Party Claim to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim under this Section 7.5(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim and (ii) providing the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Quiksilver, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) seeks an injunction or other equitable relief against the Indemnified Party, (y) relates to or otherwise arises in connection with any Taxes (to the extent such claim implicates issues that could affect the Tax Liability or a Tax attribute of Buyer or the Company following the Closing) or any criminal Action or (z) the settlement of, adverse judgment with respect to, or conduct of the defense of the Third-Party Claim by the Indemnifying Party is, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business). In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to (or is, pursuant to the conditions in this Section 7.5(a), ineligible to) compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim; provided, that the Indemnifying Party will, subject to the limitations provided in this Article VII as may be applicable (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for the any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Article VII. Quiksilver and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 4.6) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Quiksilver and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim (including those described in Section 4.9) and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party and at reasonable times, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. This Section 7.5(a), Section 7.5(b) and Section 7.5(c) shall not apply to claims with respect to Taxes, which shall be governed solely by Section 5.4.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party, that involves no finding or admission of any violation of Law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and that provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 15 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Consent to Jurisdiction Regarding Third-Party Claim. Buyer, Quiksilver and Seller each hereby consents to the non-exclusive jurisdiction of any court in which any Third-Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against any such Indemnifying Party pursuant to this

Agreement in connection with such Third-Party Claim, and in furtherance thereof, the provisions of Section 9.10 are incorporated herein by reference, mutatis mutandis.

(d) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than ten (10) Business Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects, including by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e) Indemnification Payments. Once a Loss is agreed to by the Indemnifying Party or determined pursuant to a final, non-appealable judgment to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within twenty (20) Business Days of such agreement or such final, non-appealable judgment, as the case may be, by wire transfer of immediately available funds.

7.6. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.7. Exclusive Remedies. Subject to Section 4.17 and Section 9.11, the parties acknowledge and agree that from and after the Closing Date, their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11 or to seek any remedy on account of intentional fraud by any party hereto.

7.8. No Circular Recovery. The parties hereby agree that if, following the Closing, any claim is made by any Indemnified Party, or otherwise becomes due from any Indemnifying Party, pursuant to Section 7.2 in respect of any Losses (a “Loss Payment”), such Indemnifying Party shall have no rights against the Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Company or any such Person with respect thereto.

7.9. Article VII Remedies Cumulative. The rights of each Buyer Indemnitee and Seller Indemnitee under this Article VII are cumulative, and each Buyer Indemnitee and Seller Indemnitee will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article VII without regard to the availability of a remedy under any other provision of this Article VII.

ARTICLE VIII

TERMINATION

8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Quiksilver and Buyer;

(b) by Buyer by written notice to Quiksilver if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Quiksilver or Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and, if subject to cure, such breach, inaccuracy or failure has not been cured within thirty (30) days of Quiksilver’s receipt of written notice of such breach from Buyer (provided that in no event shall such thirty (30) day period extend beyond the sixtieth (60th) day following the date hereof (the “Outside Date”)); or

(ii) any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Quiksilver by written notice to Buyer if:

(i) neither Quiksilver nor Seller is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and, if subject to cure, such breach, inaccuracy or failure has not been cured within thirty (30) days of Buyer’s receipt of written notice of such breach from Quiksilver (provided that in no event shall such thirty (30) day period extend beyond the Outside Date); or

(ii) any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Quiksilver or Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Quiksilver in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

8.2. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall immediately become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article VIII and Section 4.7 and Article IX hereof; and

(b) that nothing herein shall relieve any party hereto from (i) any liability for any intentional breach of any provision hereof or (ii) any liability for any breach of this Agreement prior to termination.

ARTICLE IX

MISCELLANEOUS

9.1. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.2. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to Quiksilver or Seller:	Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649
Attention: General Counsel

with a copy to:	O’Neil LLP
19900 MacArthur Blvd., Suite 1050
Irvine, CA 92612
E-mail: prowe@oneil-llp.com
Attention: Paul A. Rowe

If to Buyer:	c/o Altamont Capital Partners
400 Hamilton Avenue, Suite 230
Palo Alto, CA 94301
E-mail: SBrownlie@altamontcapital.com
Attention: Steve Brownlie

with a copy to:	Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
E-mail: Todd.Boes@ropesgray.com
Attention: Todd Boes
E-mail: jason.freedman@ropesgray.com
Attention: Jason S. Freedman

9.3. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.4. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.5. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.6. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

9.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the prior written consent of the other Parties, (a) make a collateral assignment of any or all of its rights and obligations hereunder to Buyer’s financing sources or any of the Affiliates of Buyer’s financing sources, (b) assign this Agreement and any or all of its rights hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder and (c) following the Closing, Buyer may assign this Agreement or any or all of its rights and interests hereunder to any purchaser of all or substantially all of its assets or designate such purchase to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any liability or obligations hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.8. No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.10. Governing Law; Submission to Jurisdiction.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, it is explicitly agreed that Quiksilver and Seller shall be entitled to seek specific performance of Buyer’s obligation to cause the equity or debt financing contemplated by the Sponsor Commitment Letter to be funded to fund the transactions contemplated by this Agreement only in the event that (i) all conditions in Section 6.2 have been satisfied (or, with respect to certificates or other items to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of such equity or debt financing to be funded and (ii) Quiksilver has irrevocably confirmed in writing that if specific performance is granted and such equity or debt financing is funded and the Purchase Price is paid to Seller, or to Quiksilver on behalf of Seller, pursuant to Section 1.3(a) hereof, then the Closing will occur immediately following such payment of the Purchase Price.

9.12. Disclosure Schedules. The disclosures in the Disclosure Schedules relate to the representations and warranties in the Sections of this Agreement to which they expressly relate and to other representations and warranties in this Agreement to the extent that such other representation and warranty would reasonably be expected to be pertinent to the disclosures made.

9.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUIKSILVER, INC.

By:	/s/ Richard Shields
Name:	Richard Shields
Title:	Chief Financial Officer

QS WHOLESALE, INC.

By:	/s/ Richard Shields
Name:	Richard Shields
Title:	Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

EXTREME HOLDINGS, INC.

By:	/s/ Randall Eason
Name:	Randall Eason
Title:	President

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

DEFINITIONS

The following terms have the meanings specified or referred to in this Exhibit A:

“2018 Notes Indenture” has the meaning set forth in Section 6.2(i).

“Actions” has the meaning set forth in Section 2.16(a).

“Acquisition Proposal” has the meaning set forth in Section 4.17.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 5.8(b).

“Annual Financial Statements” has the meaning set forth in Section 2.6.

“Asset” has the meaning set forth in Section 2.10(a).

“Balance Sheet” has the meaning set forth in Section 2.6.

“Balance Sheet Date” has the meaning set forth in Section 2.6.

“Benefit Plan” has the meaning set forth in Section 2.19(a).

“Business” means the businesses conducted by the Company as of the date hereof.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 4.5(b).

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer’s Financing” means any funded debt financing sought by Buyer to consummate the transactions contemplated by this Agreement (without limitation of Sponsor’s obligations pursuant to the Sponsor Commitment Letter).

“Change of Control Payment” means, without duplication of any other amounts included within the definition of Transaction Expenses, (a) any bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, employee or consultant thereof, including pursuant to any employment agreement, benefit plan or other Contract entered into prior to Closing, including any Taxes payable on or trigged by any such payment, and (b) any other payment, expense or fee that accrues or becomes payable by the Company to any Person under any Contract entered into prior to Closing, including in connection with the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, any amounts with respect to (a) above that are contingent at the time of Closing, or the payment of which is not due until a date after the Closing Date (collectively, the “Deferred Change of Control Payments”), are specifically excluded from the definition of Change of Control Payment.

“Closing” has the meaning set forth in Section 1.5.

“Closing Adjustment” has the meaning set forth in Section 1.4(a)(ii).

“Closing Date” has the meaning set forth in Section 1.5.

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of 11:59 p.m. (Pacific Daylight Time) on the Business Day immediately preceding the Closing Date; provided, that, for the avoidance of doubt, Closing Working Capital shall exclude amounts in respect of cash and cash equivalents, Debt and intercompany balances with Quiksilver.

“Closing Working Capital Statement” has the meaning set forth in Section 1.4(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.3(a).

“Company” has the meaning set forth in the recitals.

“Company Benefit Plan” has the meaning set forth in Section 2.19(a).

“Company Continuing Employee” has the meaning set forth in Section 4.5(a).

“Company Intellectual Property” means Intellectual Property that is owned by the Company.

“Confidential Information” has the meaning set forth in Section 4.7.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 20, 2013, between ACP, Inc. and Quiksilver.

“Consolidated Returns” has the meaning set forth in Section 5.1.

“Credit Agreement” has the meaning set forth in Section 6.2(i).

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end; provided, that no deferred Tax assets shall constitute Current Assets.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end; provided, that no deferred Tax liabilities shall constitute Current Liabilities.

“Data Room” means the electronic documentation site established by Citrix ShareFile on behalf of Quiksilver containing documents and other information regarding the Company.

“Debt” means, with respect to any Person, and without duplication, all liabilities in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities) or in respect of loans or advances (including, in any case, any prepayment premiums due or arising as a result of the consummation of the transaction contemplated hereby), (b) evidenced by notes, bonds, debentures or other similar contracts, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for contracts relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Deferred Change of Control Payments” has the meaning set forth in the definition of “Change of Control Payment” above.

“Direct Claim” has the meaning set forth in Section 7.5(d).

“Disclosure Schedules” means the Disclosure Schedules delivered by Quiksilver concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 1.4(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Working Capital” has the meaning set forth in Section 1.4(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 1.4(a)(i).

“Excluded Insurance Policies” means any insurance policy maintained by Quiksilver or any of its Affiliates other than those the premiums of which are paid directly by the Company.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Financial Statements” has the meaning set forth in Section 2.6.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Survival Period” has the meaning set forth in Section 7.1.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Independent Accountants” has the meaning set forth in Section 1.4(c)(iii).

“Insurance Policies” has the meaning set forth in Section 2.15.

“Intellectual Property” means any and all trademarks and domain names; original works of authorship and related copyrights; trade secrets, whether or not patentable; designs and inventions and related patents; and similar intangible property in which any Person holds proprietary rights, title, interests or protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, all applications, registrations, renewals, issues, reissues, extensions, divisions and continuations in connection with any of the foregoing and the goodwill connected with the use of and symbolized by any of the foregoing.

“Intellectual Property Registrations” has the meaning set forth in Section 2.11(a).

“Interim Balance Sheet” has the meaning set forth in Section 2.6.

“Interim Balance Sheet Date” has the meaning set forth in Section 2.6.

“Interim Financial Statements” has the meaning set forth in Section 2.6.

“Knowledge of Quiksilver or Quiksilver’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, following reasonable inquiry, of the following persons: Ryan L. Hollis, Peter J. Saari, Michael T. Olson and Leslie White.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 2.10(b).

“Liabilities” means liabilities of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means Intellectual Property in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including Quiksilver or its Affiliates.

“Loss Payment” has the meaning set forth in Section 7.8.

“Losses” means actual losses, damages, liabilities, Taxes, costs or expenses, including reasonable attorneys’ and experts’ fees but excluding any punitive damages, exemplary damages, speculative damages or damages that were not reasonably foreseeable or do not proximately flow from the underlying breach of any representation, warranty, covenant or agreement contained in this Agreement (other than, in the case of each of the foregoing exclusions, amounts paid to third parties in respect of any third party claim for which indemnification hereunder is otherwise required).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, when considered either individually or in the aggregate together with all other adverse events, occurrences, facts, conditions or changes, is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Quiksilver, Seller or the Company to consummate the transactions contemplated hereby; provided, however, that clause (a) of the definition of “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, to the extent, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or, if Buyer has expressly consented in writing, permitted by this Agreement (other than actions taken in the ordinary course of business); (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP, occurring (or becoming effective, if later) after the date of this Agreement; (v) any change, effect or circumstance resulting from the announcement of this Agreement (provided that this clause (v) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Sections 2.1, 2.2 and 2.5 and any other representation or warranty relating to required consents or approvals, change in control provisions or similar provisions granting rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing); (vi) resulting from the Company’s failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there is a Material Adverse Effect); or (vii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God, in each case, occurring after the date of this Agreement; provided, that in the case of clauses (i) and (ii), only to the extent that such events, occurrences, facts, conditions or changes do not have a disproportionate effect on the Company as compared to other industry participants.

“Material Contracts” has the meaning set forth in Section 2.9(a).

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 2.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 1.4(b)(ii).

“Pre-Closing Tax Period” means any period, including the portion of any Straddle Period, ending on or prior to the Closing Date.

“Pre-Closing Taxes” means (i) all liability for Taxes of the Company for Pre-Closing Tax Periods, (ii) all liability resulting by reason of the several liability of the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation, or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, and (iii) all liability for Taxes of any Person imposed on or required to be paid by the Company relating to a Pre-Closing Tax Period (x) as a result of any Tax sharing or allocation agreement or arrangement or (y) as a transferee or successor, by contract or otherwise, and (iv) all liability for Taxes of the Company relating to a Pre-Closing Tax Period resulting from the transactions contemplated by this Agreement (including any Taxes attributable to the Section 338(h)(10) Election, but excluding the portion of Transfer Taxes for which Buyer is responsible pursuant to Section 5.7.

“Purchase Price” has the meaning set forth in Section 1.2.

“Qualified Benefit Plan” has the meaning set forth in Section 2.19(b).

“Quiksilver” has the meaning set forth in the preamble.

“Quiksilver Indemnitees” has the meaning set forth in Section 7.3.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 1.4(c)(ii).

“Review Period” has the meaning set forth in Section 1.4(c)(i).

“Roxy License” means the License Agreement by and between the Company and Quiksilver in the form attached hereto as Exhibit B, to become effective as of the Closing.

“Sample Closing Working Capital Schedule” has the meaning set forth in Section 1.4(e).

“Schedule Supplement” has the meaning set forth in Section 4.3.

“Section 338 Forms” has the meaning set forth in Section 5.8(c).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.8(a).

“Seller” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Sponsor” has the meaning set forth in Section 3.5.

“Sponsor Commitment Letter” has the meaning set forth in Section 3.5.

“Statement of Objections” has the meaning set forth in Section 1.4(c)(ii).

“Straddle Period” has the meaning set forth in Section 5.2.

“Target Working Capital” has the meaning set forth in Section 1.4(a)(ii).

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Documents” means all agreements, instruments and certificates contemplated by and being delivered pursuant to or in connection with this Agreement, including this Agreement, the Roxy License and the Transition Services Agreement.

“Transaction Expenses” means the costs, fees and expenses (including legal, accounting, investment banking, advisory and other costs, fees and expenses) paid or to be paid by the Company in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, (a)(i) all fees and expenses payable to William Blair & Company and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of O’Neil LLP and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred and (iii) all Change of Control Payments (whether or not arising in connection with this Agreement or the transactions contemplated hereby). For purposes of clarification, Transaction Expenses shall not include any costs, fees and expenses relating to performance of the Roxy License or the Transition Services Agreement.

“Transaction Expenses Payees” has the meaning set forth in Section 6.2(j).

“Transition Services Agreement” means the Transition Services Agreement by and between the Company and Quiksilver in the form attached hereto as Exhibit C, to become effective as of the Closing.

“Undisputed Amounts” has the meaning set forth in Section 1.4(c)(iii).

“Unpaid Transaction Expenses” has the meaning set forth in Section 6.2(j).

“Unpaid Transaction Expenses Certificate” has the meaning set forth in Section 6.2(j).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Standard” has the meaning set forth in Section 1.4(a).